Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Good day ladies and gentlemen, thank you for standing by. Welcome to the Strategic Hotels & Resorts Inc. Third Quarter 2006 Earnings Conference Call. Today’s call is being recorded. At this time all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that this conference is being recorded.

I would now like to turn the conference over to Claire Koeneman of the Financial Relations Board. Please go ahead.

Claire Koeneman, Co-President

Thanks Felicia, and good morning everyone. Welcome to Strategic Hotels and Resorts third quarter 2006 conference call. The press release and supplemental financials were distributed yesterday. If anyone online did not receive a copy, they are available on the company’s website at www.strategichotels.com in the Investor Relations section. Additionally, we’re hosting a live webcast of today’s call, which you can also access in that section. A replay of the call will be available for one month on the company’s website.

Before we get underway, I would quickly like to state that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates of projections about the market and the industry in which the company operates as well as management’s belief and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement noticed with the SEC filings. In the release and supplemental data, the company reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with the Reg G requirements.

Having gone over all of that, I’d like to welcome management. With us today we have Laurence Geller, President and Chief Executive Officer and Jim Mead, Chief Financial Officer. Without further ado, I’ll turn the call over to Laurence. Laurence?

Laurence Geller, President & Chief Executive Officer

Thank you Claire and good morning everybody. Welcome to our third-quarter conference call, which we are taking from our Westin St. Francis hotel in San Francisco. Our quarter results continued to give us confidence in the strength of the market in our high-end lodging segments throughout the country.

Let me start with the good news. Hotel operations were strong across the board with RevPAR up for the quarter across our total North American portfolio of 9.3%, and up for the year-to-date for the three quarters of 10.3%. All of our hotels in major cities showed strength led by Chicago, Northern and Southern California, and Washington, DC. We were clearly the beneficiary of demand-driven compression that enabled our management companies to obtain substantial increases in rates despite extensive pre-committed group and corporate pricing. Hotel group bookings pace is stronger than ever for the remainder of the year and into 2007 and 2008. Despite increasing costs of energy and insurance, we have been able to make and maintain substantial improvements in our margins and are optimistic that we can continue to do so.

Unfortunately, we don’t control either politics or the weather. As you are all aware, Mexico’s presidential election resulted in a lengthy dispute between the two candidates. The losing one was the former Mayer of Mexico City, who brought together several hundred thousand demonstrators in support of his cause. Our Four Seasons Hotel is located on the Paseo de la Reforma in the heart of the city. As such, the hotel was naturally the very epicenter of the demonstrations, which started in July and only ended towards the latter part of September. It was these demonstrations that virtually closed our hotel. We had been forecasting 1.3 million in EBITDA for the third quarter, but ended up making less than $300,000, despite the immediate implementation of predetermined contingency plans and a great effort by the management team at the hotel to cut costs and minimize the hotel’s losses.

Whilst we were fortunate that no hurricanes actually hit any of our properties this season, we did have a hurricane threat in Miami, that regretfully enabled a large group of somewhat nervous meeting planners to cancel under a force majeure clause.

There were two well publicized, and probably over publicized, hurricane scares along the Pacific coast of Mexico, which resulted in short-term cancellations at our Four Seasons in Punta Mita. Those hurricane scares combined to reduce our EBITDA by another $1.4 million.

So this 2.4 million in total shortfalls led to more than the entirety of our shortfall of about $2.25 million to the midpoint of our previous third quarter FFO guidance.

Before I turn the call over to Jim, let me give you a few words on our full-year outlook and our corporate strategy and importantly, our focus. We closed several acquisitions this quarter that were announced earlier in the year.

As a result, we have been developing our coordinated and research oriented operational, marketing and physical master plans for each of our newest hotels. For those of you who plan to be with us this morning at our Analyst and Investor Day, we will give you a preview of the still developing master plans we have for the Westin St Francis and, during the tour of the Ritz-Carlton at Half Moon Bay, show you the progress we have made thus far, as well as the plans we have for the completion of the next phase of the master plan at our property.

Execution is now our theme and our main focus. We put together the finest collection of high end and iconic hotels in the public hospitality markets. Each hotel has the opportunity for incremental EBITDA driven by our operating systems, marketing innovations, and our capital enhancements programs. Importantly, each of our hotels also has the fundamental underpinning of unique and intrinsically valued real estate.

We previously asked for your patience and support to build this outstanding portfolio and you have given it to us. For this, our Board and our team are all very grateful. However, we now recognize it is time for us to give you the performance that both you and we have anticipated.

So Jim, Richard and myself and the rest of our motivated and experienced team are giving execution 100% of our focus. Adding value is our key competitive differentiator and we intend to leave no stone unturned in its relentless pursuit.

Across our portfolio, we have multiple value adding capital expenditure projects. These range from the soon to open major expansion projects at Punta Mita, our announced La Solana hotel, acquisitions of the floors built for a luxury all-suite hotel and major ballroom complex at the Aqua building adjacent to the Fairmont in Chicago, a substantial rooms and meeting space addition at our Fairmont in Scottsdale, addition of new rooms and suites at the Four Seasons in Washington DC and a variety of room, lobby, retail, wine room, restaurant, spa and fitness center repositioning improvements and additions across our portfolio. All add earnings. All add underlying value. All give us important organic growth.

We are also very sensitive to the cyclical nature of our markets and the constant need to accomplish many of our plans without significant displacement. The current growth cycle remains very strong and we continue to be impressed with longer-term prospects, driven by very favorable undersupply driven dynamics in our segments and markets.

Therefore, our development and redevelopment plans need to be accomplished without material hotel disruption. In some cases, this means timing our activities for slow seasons or for the inevitable troughs or gaps in our business. In others, it means being creative to hide the work from our consumers so as not to alter the value equation. For others, it means to find a way to complete the project more quickly, or to have to develop more thoughtful phasing programs to accomplish and meet our objectives.

We’ve had experience doing this before and we’ll do it again and do it well. However, all of this takes commitment, passion, enthusiasm and focus and we will give it all that it deserves to accomplish our goals.

As I said this morning, we hope to see many of you later today at the Westin St. Francis at our Analyst Day, which coincides with the NAREIT meeting. This property is in a market that is still in its nascent stages of recovery and is amongst the more complicated hotels in our portfolio. However, it has as much or more upside than I have seen virtually anywhere else.

We closed on this purchase in May and began to aggressively implement our operating strategies. During our due diligence period, and for the immediate period prior to taking possession of the hotel, we worked closely with Starwood’s management on a significant strategic change to the hotel’s mix of business, taking advantage of what we collectively saw as immediate demand compression and an opportunity to drop much of the lowest rated wholesale business that the hotel has depended upon in its prior years.

Regretfully, that strategy was only partially successful. It is the nature of our business to take bold, research backed risks that don’t always work out as planned. With the benefit of hindsight, it seems that both Westin and our team overestimated the depth of the current levels of market compression.

However, as soon as we saw only a partial success, and that occupancy had dropped in comparison with our forecasts, we immediately reverted to our fallback plan and went back to the wholesalers to fill in those gaps.

Simply stated, compression just wasn’t enough to fully implement our strategy. The resultant impact obviously was on both rates and occupancy. So today, looking at our initial pre-acquisition forecasts, it appears clear that we were over aggressive and won’t reach the hoped for results for the year. Given the size and the scale of this 1,200 room iconic property, we currently anticipate that results for the hotel will have a negative impact on our guidance for the fourth quarter and for the year.

Nevertheless, the San Francisco market is very strong and if the full extent of the planned compression did not materialize this year, given the paucity of supply, we believe next year will be significantly stronger. I should point out however, that both the market and hotel are having a banner year. Total RevPAR for the hotel is up 14% over last year, RevPAR is up almost 10% with average rates up almost 13% and we look forward to sharing our results with you over time as we implement the various phases of our master plan for repositioning this great hotel.

We made two acquisitions in Europe this year and are pleased thus far with the immediate results derived from those properties. The multi-phased plans for both are exciting and we are moving quickly towards their entitlements and their execution. Europe remains an opportunistic market for us and it is one where we have proven skills, reputation, knowledge and a history of success to use for our current and our future benefit.

Jim will now brief you on more specifics. Jim?

James Mead, Executive Vice President, Chief Financial Officer & Treasure

Thanks Laurence.

We reported third quarter comparable EBITDA of $56 million in comparison with $26.1 million a year ago and Comparable FFO per share of $0.35 up 25% from a year-ago. However, our results fell short of the midpoint of our guidance by $0.03 per share. As Laurence reported, this shortfall was largely due, if not totally due, to Mexico and Miami.

For the nine-month period we reported comparable EBITDA of $142 million in comparison to $88.6 million a year ago. And FFO per share of $1.11 versus $1.24 last year.

The year-over-year numbers continue to be unrepresentative of performance of the company, as the Hyatt Regency New Orleans was taken out of service due to hurricane Katrina in August of 2005. I will give you an update on this hotel in a few minutes. However, the Hyatt New Orleans contributed about $0.16 per share in 2005, so this year’s $1.11 is more closely comparable with $1.08 last year, and so it shows about 3% growth year over year.

Let me take you into some of the details of our quarter.

As you look at our results, please keep in mind that Same Store numbers are only partially revealing of our portfolio performance, since we’ve added several hotels during the year that are substantial and not yet included in our Same-Store measures. So, I will focus the bulk of my comments on total North American statistics. Also, we’ve excluded the Four Seasons D.C. and the Ritz-Carlton Laguna Niguel from our year over year calculations because they are coming off of major renovations and would distort the results, as well as the Hotel Del Coronado since it’s held in an unconsolidated joint venture.

Total RevPAR in our North American portfolio grew 7.4% during the quarter and we had RevPAR growth of 9.3%. Average rates increased 10.8% during the quarter.

If we were to exclude the Four Seasons Mexico City and Intercontinental Miami results, our Total RevPAR would have grown an additional 270 basis points to 10.1%. RevPAR growth of 11.7% would have been driven by 10.1% growth in rates.

So, the results were really outstanding in the majority of hotels. To give you some examples, the Intercontinental Chicago grew Total RevPAR by 20% on exceptional group demand. Chicago nearly tripled its citywide meetings during the quarter over the last year, and the InterContinental was able to really push rates, up 15.6% and get an added 6.2% in occupancy.

The Hyatt Regency Phoenix grew Total RevPAR by 21%, but it was really hard work with increases coming from a mix of increases in group business, as well as supplementing with low rated volume discount business.

The Ritz-Carlton Half Moon Bay continues its strong pace for the year with a 10.8% Total RevPAR growth in the third quarter. August in particular was an outstanding month, with great transient traffic and large increases in all the hotel’s food and beverage outlets. The hotel achieved its all-time highest one day average rate of $470, that included an average transient rate of $525.

The Loews Santa Monica and Hyatt Regency La Jolla each had disappointing quarters. Although the Loews was able to increase its average rates by almost 8%, it lost two large group bookings in September that hurt banquet revenues and contributed to only a 3% increase in Total RevPAR. Similarly, Hyatt Regency LaJolla had an increase in its average rate by over 13% but group nights were down, and with it, the associated food and beverage, and the hotel lost 1.5% in Total RevPAR.

Definite group bookings for the remainder of the year continues to look strong, with the totals up year-over-year. A couple of exceptions are worth noting. The Intercontinental Miami and Hyatt Regency Phoenix were down year-over-year because the meetings that were displaced from New Orleans last year have not rebooked this year. Offsetting these lower bookings are large increases in both our Chicago properties, the Westin St. Francis and the Hotel del Coronado.

2007 continues to look at least as strong as 2006. Our definite bookings are up about 8% from where we were last year with particular strength in Chicago and at the Hotel del Coronado but also at the Fairmont Scottsdale. As good as Chicago looks in 2007, which is actually an off year for the meetings in the city, 2008 is shaping up to be one of the strongest years on record.

We increased our margins by 210 basis points to gross operating profit for the total North American portfolio during the quarter. Mexico City and Miami cost us about 30 basis points, so without these two outliers, we would have increased margins 240 basis points. This GOP margin is the best measure for operating efficiency and it’s the only meaningful measure for properties that we’ve owned for less than a year.

Our Same-Store EBITDA margins increased 60 basis points, but again the impact of Miami and Mexico City decreased our results by 70 basis points.

We had several cost factors challenging our ability to increase margins, including an 8.5% increase in energy costs that cost us about 20 basis points, an average 32% increase in property insurance costs that cost 30 basis points. Average increases in hourly wages and benefits also rose by 6.7% this quarter, but they were largely offset by improvements in productivity so, total wages grew only 3.5% and benefits were flat for last year.

Our operating results in Europe were very strong, led by exceptional results in London. Although it is difficult to be precise with our Marriott Grosvenor Square property in London, because some of the rooms were undergoing renovation last year, Total RevPAR and RevPAR increased by about 20% year over year which is consistent with the rest of the local markets.

Our Marriott Hamburg enjoyed a short-term benefit as the World Cup quarter-finals were held in Hamburg and growing leisure and corporate demand that drove 24% increase in Total RevPAR, and the Paris Marriott had a 13% increase is in Total RevPAR.

The InterContinental Prague continued to struggle a bit, as it was hurt by exchange rate movements and weak city-wide meeting schedules. It showed poorly with 3% increase in Total RevPAR and a lower year over year EBITDA by 4%. This hotel books its rooms in

Euros and pays expenses in Czech Korunas, so changes in the relationship between the two currencies impact results. On the other hand, as the Koruna strengthens against the Euro and the US dollar, our investment increases in exchange adjusted value.

As you know, we bought out our 65% partner last quarter and our underwriting included expectations of these results for the quarter. Prague is centrally located, a beautiful European city with great potential as a meetings hub for the continent. We developed our plans to substantially increase the meeting space here as well as take advantage of a one-acre square in front of the hotel and an adjacent residential property which we also own. There will be more to come on this terrific hotel.

As Laurence mentioned, we have multiple capital projects in various stages of planning. In prior quarterly reports we have spoken about a number of these projects, and a number of them will have a longer planning, entitlement and execution time frames. So, it takes some time for us to complete some of the larger and highest value-added plans.

We do nevertheless have some specifics to report.

As we’ve discussed previously, we completed our fire and wine repositioning at the Ritz-Carlton Half Moon Bay. This will be the second stop on our Analyst Day tour today.

Earlier this year, we completed a five-room suite and zen pool at our Four Seasons Punta Mita. We are now currently under construction on another five-room suite, a 24-room addition, beachfront restaurant and 4,500 square feet of new high-end retail. The retail and restaurant will open for our high season and the new rooms will be opened in early 2007.

At the Hotel Del Coronado, construction of the new spa and fitness center will be completed with a soft opening prior to year-end. A room renovation of the 214-room ocean rower will be completed during the slow season over the next year, and opening of the first hotel condominium units are scheduled for the spring of next year. As we have previously reported, the indicated purchase prices are substantial and the hotel has begun to collect non-refundable deposits for beach village units.

We are under construction of the Fairmont Chicago Gold Lounge and accompanying 63-rooms, which will be renovated in the upcoming slow first quarter, and a new wine room will be opening at the InterContinental Chicago in time for the holiday season.

Turning now to New Orleans, resolution of our investment continues to challenge us. I would say that, although we have made a great deal of progress in defining the Hyatt Jazz District concept and developing a plan for the various fiscal governmental benefits to the Hyatt, we still have a way to go with our insurers. I would not see a conclusion to the process until next year, and we will begin to rebuild the hotel for a scheduled reopening towards the end of 2007. That being said, there is a strong interest among private capital providers for investment in New Orleans, so, we will continue to look at all options, including a possible recapitalization of the hotel. Through the end of the third quarter, we received about $50 million from insurers that has funded all of our expenditures including carrying and operating costs to date.

We were very active on the financing front last quarter with financing of hotel acquisitions and with a large refinancing of debt securing our InterContinental Miami and Chicago properties. To give you a sense of the liquidity in the markets today, our Fairmont Scottsdale financing was at LIBOR-plus 56 basis points. And seeing this result, we took the opportunity to refinance our InterContinental Chicago and Miami hotels, which were originally financed in April 2005, for LIBOR plus 175 basis points. We were able to lower the rates on those financings by over a 100 basis points to, LIBOR plus 73 basis points in Miami and LIBOR plus 31 basis points in Chicago. So it would appear that even as LIBOR has increased, secured financing spreads have decreased almost as much.

We also entered into $300 million in interest rate swaps to fix our rates. The company has now fixed rates for an average 3.8 years. Our average borrowing cost is currently 5.8% and we are 70% fixed rate in total.

The company has substantial access to capital today. Management has identified several hotels that are candidates for sales within our portfolio. We are closely examining hotels that may have cyclical opportunities but not the full panoply of asset management and longer-term opportunities compared to others in our portfolio. In total, we have identified approximately $550 to $600 million in hotels that could potentially be sold.

Reinvestment is an issue. While we have listed, or plan to list, hotels worth about $170 million for sale, after those sales, we would be comfortable with our leverage levels even considering our overall investment plans. We would not choose to sell simply to lower leverage in a dilutive transaction. Though we are opportunistic, and if an exceptional price is put on the table for one of these hotels, or if a trade presents itself that will generate an increment to our earnings growth, we will consider it. Given our rigorous criteria for acquisitions, we are not presently seeing buying opportunities that are better than the hotels we own today. So we don’t need to be aggressive sellers.

In closing, I will review the changes in our full-year 2006 guidance.

We announced a reduction in our FFO per share and EBITDA guidance range for 2006. Our full year 2006 FFO per share guidance is $1.36 to $1.40, a mid point reduction of about $0.10. The composition of this change is approximately $0.05 related to Miami and Mexico’s underperformance in the third quarter and the Four Seasons Mexico City’s ramp up in the fourth quarter as it picks up its social catering business again, $0.04 for the performance of our St. Francis below where we expected it to be and $0.01 for some unexpected property tax assessments and some other miscellaneous items. By the way, we are appealing now, the property tax assessments that we got.

Our full-year EBITDA range has been reduced to between $195.2 million to $197.7 million. This is a reduction of about $11.5 million to the midpoint. The composition of this change is approximately $3.5 million from the sale of the Burbank Hilton Airport Hotel which was not included in our previous guidance. $3.5 million from Miami and Mexico’s underperformance during the third and expected fourth-quarters, $2.5 million from reduction of Westin St. Francis’ forecasted results, and the remaining $2 million driven primarily by the real estate tax issue, I just previously mentioned and a number of other smaller issues.

And, now let me turn it back to Laurence, for some closing remarks.

Laurence Geller, President & Chief Executive Officer

Thanks Jim.

During our second quarter call, I told you that 2006 would be an important juncture in our evolution as a public company and it truly is. As a result of over $2 billion of acquisitions this year and approximately $3 billion since our 2004 IPO, plus over $250 million in sales, we have transformed the company and now have an iconic high-end and unique portfolio with scale, geography, brand diversity and quality levels that fit our long-term objectives. We have developed master plans for each of our properties that promise profitable growth and solid underlying value added opportunities.

I would like to stress how very conscious I am of our ability to drive superior returns on our invested capital and increased asset value from the incremental investment in our master planned projects as against relying on growth purely through acquisitions. This is an essential underpinning of our strategy and it is what differentiates us from others.

On an overall basis, we’ve met our underwritten target on the acquisitions we’ve made since our IPO. Obviously, in any portfolio of this scale and complexity there are likely to be ups and downs with the results against forecasts differing. However, as I have said, demand growth far outweighs supply in our markets and our belief in the fundamentals of each of our properties remains very strong.

We have ambitious and exciting plans for each of our hotels. Our entire team is focused on their execution and the continued building of our assets’ long-term underlying values.

We’ve disposed of assets and continue to carefully monitor and evaluate each of the properties that we might consider for disposition.

This has been a transformational year for our company and a busy one. The fundamentals of our segments of the lodging industry remain strong. Our plans are good, and our underlying value is high. We are completely and narrowly focused on bringing our property level plans to fruition in a thoughtful, systematic, and disciplined manner. By doing so, we are convinced that we will methodically and successfully grow our sustainable earnings and our values.

I would like to now take any questions you might have.

QUESTION AND ANSWER SECTION

Operator: Thank you Sir. The question and answer session will be conducted electronically. If you’d like to ask a question, please do so by pressing the star key followed by the digit one on your touchtone telephone. If you are using a speakerphone, be sure your mute function is turned off to allow your signal to reach our equipment. Once again that is star one to pose a question at this time. We will go to Julia Crowell of Goldman Sachs.

<Q – Julia Crowell>: Good morning. Lawrence and Jim. I wonder if you could address a little bit the Total RevPAR number for the fourth quarter. It just seems a little bit lighter that we would have expected at 3% to 5% especially as we kind of enter of the seasonally strong F&B and banqueting. I know you talked about certain hotels in the fourth quarter that were going to be weak. But is there anything else kind of from your stronger hotels in an F&B perspective that we should be worried about.

<A – Laurence Geller>: I don’t think so; I think that the year-over-year comparison is a very difficult one. Chicago, Miami, I think even LaJolla had some post Katrina relocations of group meeting business. And so we had actually an exceptionally strong fourth quarter last year in those properties and so the comparison year-over-year is a very difficult one particularly on the Food and Beverage side.

<Q – Julia Crowell>: Okay. Thanks a lot.

Operator: We will go to Will Marks of JMP Securities.

<Q – William Marks>: Great. Thank you. Good morning Jim, Lawrence. First question on, you mentioned Loews lost two large group bookings in September. I was just wondering – general question, isn’t there any kind of penalty for this, and how would you record this?

<A – James Mead>: We actually – one of them – we got a payment on one of the meetings, the other one rebooked, so it didn’t incur a fee. But it is really the loss of Food and Beverage that drives the results in a lot of ways. So, I think that the results, some of the income, will be delayed into a subsequent period, but it’s really the loss of Food Beverage that you are seeing in the total results.

<A – Laurence Geller>: Will, as you know you have two choices when you’ve got a guaranteed contract. One is to just take the money and the other is to try and rebook revenue when you can use the business. Traditionally, we tend to try and go to the first route because it increases customer satisfaction. So that tends to be the way we do our business.

<Q – William Marks>: Okay, an unrelated question, on the asset sales, has there been a change in your thinking, do you want to comment at all, on what is listed right now, or did you pull anything off the market, it seems like you’re going to be less aggressive in asset sales.

<A –James Mead>: I guess what I would say is we are – it sounded like everyone I hope on the call and on Wall Street, we are sellers at a price. I think it’s a question of reinvestment, I think it’s a question of reinvestment accretively. We can simply lower leverage but I think that if we reviewed where we are in our capital plans and our programs going forward, we don’t really want to lower leverage as much as we could with $600 million of sales. So, again, it comes back to, it’s not a question of having changed our position as just simply saying, we are sellers, but we are only sellers at a price and if the reinvestment opportunity is there.

<A – Laurence Geller>: And Will, just to go on, we currently have certain properties that we are evaluating for recapitalization, we are in the markets looking at this, and it really comes to whether we meet our pricing point of indifference or not because there is no assets that we are ashamed at having or have to get out of.

<Q – William Marks>: Is there any change of demand from buyers or the market is still very hot?

<A – Laurence Geller>: We have seen evidence in our marketplaces; I can’t talk about the secondary or tertiary markets. We have seen evidence in our markets of tremendous demand for assets. And as Jim mentioned, the cost of debt being what it is tends to drive up the private-equity players pretty substantially. One of the hard things is, it is very interesting, as we have gone into the marketplace, and it takes you two or three months to plan to get into the market in a proper and methodical manner, we see results that we didn’t anticipate coming, as Jim mentioned, for example in 2008, it tends to look like a very strong year for it and some of our 2007 numbers look even stronger than anticipated. So it’s an iterative process and an ongoing process, it is very much a dynamic one. And our challenge is to put a point of indifference on this. It comes to the relative scale of the value-added opportunities, none of the properties are bad, and none of the properties don’t fit in, we have to sell, as you know, we felt it important to sell Rancho Las Palmas this year and we felt it important to sell Burbank because of deferred capital expenditure of Burbank. Those were important to sell and we actually were delighted with the results of the sale process. But it really comes to the extent and scale of the opportunities we have in front of us, if we don’t reach our pricing in indifference, one thing if we do we have to evaluate whether the deployment of human capital on executing projects is worth it on property A or against property B. So it is an iterative process, a very thoughtful one.

<Q – William Marks>: Great. Thank you very much, that’s all from me.

Operator: We’ll go to Will Truelove of UBS.

<Q – William Truelove>: Hi guys. I have a couple of questions. First on to Mexico, you know the Mexico elections sort of happened on July 2, you report on August 2, so between the time of the election and your reporting on the second quarter results, did you not receive good feedback from Four Seasons as to what was going on down there or how was it sort of a surprise as to what was happening in Mexico?

<A – James Mead>: First of all, we did report on our last quarter conference call that the Mexican elections were disrupting business at the hotel. I think the surprise was the camp out in front of the hotel.

<A – Laurence Geller>: I mean perhaps it came as a surprise to everybody; the fact was that there were 200,000 to 300,000 people in a tent city on the Paseo de la Reforma in front of us, came as a surprise to everybody, including the Mexican Government. The fact that Mr. Lopez Obrador choose to declare himself as a parallel President was something that I personally haven’t seen before, but – so I think the surprise amongst the Mexican politicians, Mexican business communities, with whom we are very close, was simply the extent and time of this event. And as we’ve seen from recent events in a provincial city, it’s only now that the Mexican Government has chosen to take steps to clean up some of these peripheral incidents, I suppose the best way to call it, is civic disobedience.

<Q – William Truelove>: Fair enough.

<A – James Mead>: And Will, by the way, it was just Mexico City, then we would still be in our guidance range, and it wouldn’t have been such an issue, but it was Mexico City plus the hurricanes that came as a surprise to us.

<Q – William Truelove>: Okay and then is the – it sort of sounds like you are wanting to focus more on the operations and executions kind of thing, do you have the human capital as a company, to have that, because I know you have invested a lot on – in terms of the renovations and the acquisitions and what not, do you feel you have the people in place also to drive your sort of refocus on the operations?

<A – Laurence Geller>: We’ve spent this year very much looking at that whole issue of human capital. We have added to our team, we have added superb players; we don’t rush quickly just to fill bodies and boxes. So, I am very comfortable that we have not only the team, but we have the systems in place to work on these projects. Having said that, one of the consistent challenges is putting the priorities on them and to marry those priorities with the disruptions situation, you know, with 20% RevPAR increases in London, it is hard to want to take the hotel out to refurbish bedrooms. So, it’s constantly trying to evaluate these issues. So, it isn’t just a question of human capital, it’s the intellectual capital with the systems we have developed over the last decade on how we marry human capital disruption and the projects. That links with Will Marks’ previous question on assets sale are you better to sell assets, rather than do projects that don’t really – don’t dramatically increment value and how do you focus on the low hanging fruit. We have the bodies in place. The frustration for us all is how long sometimes entitlements take. But, we are gradually going through them and executing these projects. I would think about it almost as a snowballing effect. From a standing start in 2004 to planning these projects and how the snowball will continue to increase over through the completion of the execution of the current projects in 2010 as they gradually ramp-up year-by-year, adding more and more earnings – sustainable earnings and underlying value. We have the borders in place, I will tell you this, we also have the focus and the single-mindedness to execute them.

<Q – William Truelove>: Okay, great. Thanks, guys.

Operator: We will go to Jay Cogan of Banc of America.

<Q – Jay Cogan>: Hi, good morning. Two questions for you. Laurence and/or Jim about next year, if possible. I was wondering if you have any thoughts on RevPAR – Total RevPAR margins or FFO growth, at your portfolio, we have obviously heard from a variety of other leading branded companies about their thoughts on RevPAR for next year, I was wondering if, given your geographic mix, if you see things really all that differently and maybe what some of the best and some of the worst, — not worst, but less good markets will be in ‘07?

<A – James Mead>: Let’s just start with – we didn’t – we are not putting out any guidance for ‘07 in terms of our expectations for our portfolio I guess, it comes back to we have 20 hotels and really we need to work with the management companies to figure out what our budgets are before we put a number out. So we are in that process, I will let Laurence to comment on just sort of general growth perspectives for our properties and our margins.

<A – Laurence Geller>: We have just begun budget season for the next two months. We will be going back and forward multiple times with each of the individual hotels trying to refine the process. We are somewhat of a victim, as an industry, of the length of time it takes in the booking cycle. With 40% to 50% of our business coming from group bookings, we can have rates and business predetermined two years to three years before, which doesn’t often reflect the actual compression or the strength of the demand. So, what we’re working with is, trying to alter the mix of business where we can, and rate structures when we can. I have been watching carefully what the chains have said because they look at it on a more macro level. We tend to watch those and probably come at the top end of their range or slightly better generally. The markets, I don’t have any particular markets that we are in, that I have concerns of, one of the toughest properties for us to make substantial gains on next year will be the Phoenix property because the convention center, although partially opened this year, still has disappointed in the prebookings by the visitors and sales convention bureau, so that is one of the tougher ones. In general, I remain very optimistic about the strength of it. It is going to be the flexibility to alter plans as we see the demand changes and the demand patterns during the year. We are still linking these major markets to GDP, so we have to watch that very carefully.

<Q – Jay Cogan>: Maybe if you think about the cost side of the equation Jim, any things that we should be thinking about there as it relates to margins, for example, where your specific property taxes are, or property insurance and the like, because we kind of think about that rolling into the next year?

<A – James Mead>: Well, if you think about insurance, knock wood, we are at the highest level that we could be at and hopefully there is some upside in insurance numbers. That is not just for us, but for the industry, I don’t anticipate on the risk side to the insurance equation, for example, earthquake insurance or wind insurance, that there will be a near-term improvement in the availability of those pieces and pricing. But in the property and casualty, there might be some upside next year. On the real estate taxes, what we are looking at right now is a high water mark, because obviously there is an adjustment to real estate taxes when you buy an asset, and then you go back on those assets in the years or months after acquisition and appeal the property taxes that were assessed. As far as margins go, we are really looking at rate driven, a rate driven environment rather than an occupancy driven environment.

<A – Laurence Geller>: On that subject, we are very pleased that this round of union negotiations, pretty well across the country, has been settled in a relatively rational and not in an unexpected manner. I frankly think that everybody showed pragmatism during the summer and with San Francisco being the last major market and probably one of the more antagonistic relationships between the unions and the operators, but that has been resolved and I am actually quite pleased with the iterative partnership between the union and the hotels now. So that wasn’t unexpected, the benefits package that has resulted from these union negotiations while you would rather have less benefits again, it wasn’t unexpected. What we are comfortable with, is the rate, the velocity of the implementation on the new hotels of our operating systems from labor to food and beverage to our micro sized developments even in the union environment. So, I think we can continue to try and mitigate the wage and compensation issues by productivity gains, obviously you can only go so far with productivity gains, but on the operational side, I don’t see any black clouds there that we don’t know about – energy is always the wild card for any industry and it remains such with us. The other issues that can affect us, of course, with energy, are airline capacity and airline lift and whether or not a major airline would go out of business. Fortunately the last quarter seems to say there is some strengthening in their financials. So, all in all, supply is good, demand is good and no surprises we can see there I hope. We’ve had a history of picking up real estate benefits when we appeal our taxes, workers comp has been flat, having gone down last year, so that’s very, very good news. It’s a relatively steady state as I’m sure other chains or other REITs are commenting on, so now it’s a question of really working our mix of business to maximize rate.

<Q – Jay Cogan>: Okay. Thank you, very helpful.

Operator: And that is star one to pose a question. We will go to Jeff Donnelly of Wachovia Securities.

<Q – Jeffrey Donnelly>: All right, good morning guys. Actually, maybe I’m just following on Will Marks’ earlier question. Just trying to understand, I think it’s in prior conference calls you guys had mentioned you were at one time exploring sales upwards of as much as $1 billion with many of your assets in North America which you had come public with, I think except for Loews, you know, I guess I’m just trying to get a better handle on why you dialed that back, it sounds like – you had mentioned some perspective volumes that you were thinking of selling – it seems like such a significant decline in tax and I guess I’m trying to get a better sense of how you are weighing that decision of holding assets versus an outright sale because it strikes me that selling the assets you are intending on selling you had felt were maximized, I’m just trying to be sure that you are not potentially setting yourself up for maybe lower RevPAR growth potential in future years as a result of holding some of the –

<A – Laurence Geller>: Good morning Jeff thank you for that question. It’s a very good question. Let me go on to it, it’s a multidimensional equation for us, we look at each of our hotels and we say, what are they going to make, how much can we derive from them if we can get exceptional value for it, that we can’t achieve on our own or get a return on that exceptional value, it should be a sale. It goes into also what as I mentioned before, what value added projects we can handle on those, whether it’s worth deploying human capital and intellectual capital against those, added to that comes the issue of what do we do with the capital if we sell it and can we deploy the capital on a beneficial long-term basis. So, it really is very much multidimensional having said that we still have $170 million of assets we are contemplating selling in the relatively near future depending on whether we meet our indifference point or not. When it comes to the other assets, it really comes as to the strength of the market. If an individual market shows more growth than we have previously anticipated and we can’t get the value for a sale that would compensate for that growth, we are better off holding it, but the balance always comes to human capital and how we deploy it. Nothing is off the table,Jeff, please understand we are facile and adept enough to be testing the market on every property, all of the time. As you know, we only have a handful of properties that make up the amounts that we talked about and there has been more speculation about the assets we are selling than we offer guidance on, but nonetheless, we are out there everyday testing it and believe me, we are opportunistic enough, if we can see a price that we would not pay for that hotel today, we would be sellers and we will then redeploy the capital one way or another, reducing debt or doing other things. We are not spending a lot of time focusing on new acquisitions, as you know. So, it is trying not to distract management and to focus on the execution of the value-added projects, to take advantage of the length of time left in the cycle. A long-winded answer, Jeff, forgive me for being so long winded.

<Q – Jeffrey Donnelly>: No, that was helpful. And I know that you just said that you are not spending a lot of time exploring or testing sales on every one of these, but there seems to be so much institutional capital out there for real estate generally and I think increasingly so for hotels. Have you guys explored maybe even selling these into a joint venture where you can effectively monetize your reputation as an asset manager, if you will, and provide pension players or what have you, with access if you will?

<A – Laurence Geller>: Jeff, the answer is clearly yes. We are comfortable with joint ventures, as you know. We had a very successful and profitable joint venture for all parties with the government of Singapore in Europe. We have a very profitable and very successful joint venture with KKR and KSL on the Hotel del Coronado. So, we are very comfortable with joint ventures we believe it is a significant way of leveraging our asset management skills and frankly we are approached an awful lot by joint venture partners.

But you hit the nail on the head as far as joint venturing is concerned. It is getting the right partner, it is all too easy to get a “hot” money partner that wants a two or three year term, but frankly that gives us more of a lumpiness in assets, a lumpiness in earnings than we’d care for. So, we are constantly spending a lot of time working with the partners to see if we have the right philosophical approach, whether we can do it. But believe me Jeff, in the same way as we are testing the market for sales, all of the time, and we are, we are also testing the market constantly and consistently with partners: a) who identify us; and b), who we deliberately and systematically research and identify. It is somewhat like farming, when you deal with a partner, to try and find the right partner, but it is a very a good concept and it is not off of our radar screen in any way shape or form.

<Q – Jeffrey Donnelly>: And just one last question. I not sure the best way to break this out, but just to get a better handle on it, so I don’t know if you want to use room counts or EBITDA, but is there a way for you to just break out for us the portion of your portfolio, that is operating as is versus undergoing renovation or redevelopment?

<A – Laurence Geller>: Okay. Let me. no, but because most is. But let me just tell you, if you take Mexico City, we finished, we have finished the program in Mexico City earlier this year. The results were, up until the election, really superior room rate growth based on what we had, as we had anticipated. If you take the Hyatt Regency Phoenix, we have renegotiated our parking arrangements, which was the missing link there and that may be a hotel that we have to consider what the future would be before we enter into any capital redeployment there, whether the capital deploys there would be defensive or value adding. For the most part, all of the rest of the hotels in our portfolio with the exception of Paris, which we finished the work in the lobby and Hamburg, which we finished the restaurant, bar, and lobby renovation earlier this year. We have programs at each of one of these hotels and each one of them are value-added rather than defensive.

<Q – Jeffrey Donnelly>: Okay. Thanks guys.

Operator: Ladies and gentlemen, at this time there are no further questions in the queue.

<A – Laurence Geller>: Well, thank you very much everybody for listening. The fundamentals of our industry are strong. We are absolutely convinced that we are at the right segment and the right time in the lodging industry. We like the portfolios we have and we like what’s ahead of us. It has been a transformational year and an incredibly complex year for us. I look forward to 2007 being not only a tremendous year, but a clearer and more focused year on adding the projects to our portfolio that bring incremental value. Thank you for your support. We look forward to seeing many of you today at our Analyst and Investors Day. And I look forward to continue these conversations with you as the quarters roll on. Thank you again.